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                                                                  Exhibit 10.64


                                    AGREEMENT

         THIS AGREEMENT is made as of this 2nd day of August 1996 by and between RIDE, INC., a Washington corporation (the "Company"), and KENNETH J. FINKELSTEIN, an individual ("Finkelstein").

                                    Recitals

         The Company and Finkelstein are parties to an Employment Agreement, dated October 15, 1995 (the "Employment Agreement").

         Pursuant to the Employment Agreement, Finkelstein has served as Senior Vice President and Director of Mergers & Acquisitions ("Senior VP") of the Company since October 15, 1995. Finkelstein is also a member of the Board of Directors (the "Board") of the Company and a director and officer of some or all of the following: C.A.S. Sports International, Inc., C.A.S. Sports Agency, Inc. (collectively, "CAS"), Ride Snowboard Company, Preston Binding Company, Thermal Snowboards, Inc., SMP Clothing, Inc. and Ride International, Inc. (collectively, the "Subsidiaries").

         Finkelstein has determined and the Company agrees that it is in the best interests of the Company and Finkelstein that (i) Finkelstein's tenure as Senior VP of the Company and as an officer and director of each of the Subsidiaries should end on December 31, 1996 or earlier at Finkelstein's option; and (ii) Finkelstein should serve as a consultant to the Company for six months following the cessation of his employment as Senior VP.

         Finkelstein and the Company desire to set forth the terms of this arrangement in this Agreement.

                                    Agreement

         NOW, THEREFORE, in consideration of the foregoing recitals and the terms set forth herein, the parties hereby agree as follows:

         1. Departure from office; Duties. Finkelstein hereby tenders his resignation from the office of Senior VP of the Company and as a director and officer of each of the Subsidiaries, effective upon the earlier of December 31, 1996 or such date as Finkelstein may select upon 60 days written notice to the Company (in any case, the "Effective Date"), and the Company hereby accepts such resignations. Until the Effective Date and in accordance with the Employment Agreement, Finkelstein shall perform his duties faithfully, diligently and competently and to the best of his ability and shall devote his work time, efforts and loyalties to the Company's business. Finkelstein is under no obligation to provide any employment services to the Company subsequent to the Effective Date. Except for the consulting services to be provided pursuant to
Section 2(b)


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hereof, any personal services provided by Finkelstein to the Company subsequent to the Effective Date shall be pursuant to such terms as the parties shall agree.

         2. Continued Employment; Consulting Agreement.

                  (a) Finkelstein shall continue to receive his salary of (U.S.) $200,000 annually (the "Salary") and all Benefits (as defined below) through the Effective Date. The "Benefits" shall mean (i) medical and dental insurance for Finkelstein and his family as currently in effect or as is provided to the Company's management from time to time and (ii) Finkelstein's car allowance (as currently in effect). If cash bonuses are paid to the officers of the Company or any Subsidiary in connection with services rendered during calendar year 1996, Finkelstein shall receive a bonus equal to (U.S.) $50,000 multiplied by the highest fraction obtained when the bonus paid to an officer is compared to such officer's Budgeted Bonus (as defined below). "Budgeted Bonus" shall mean the largest bonus that the Company or any Subsidiary is obligated to pay under a written employment agreement with an officer if certain earnings targets are met. For example, if the highest bonus paid to any other officer equaled 50% of that officer's Budget Bonus, Finkelstein would be entitled to a bonus equal to $25,000.

                  (b) In exchange for Finkelstein providing to the Company reasonable and limited consulting services via telephone regarding the management of the Company and its business during the six month period following the Effective Date (the "Consulting Period"), the Company shall pay Finkelstein (or a corporation to be named by him) a nonrefundable consulting fee of (U.S.) $131,250, payable in six equal increments on the fifteenth (15th) day of each month commencing with the first full calendar month following the Effective Date, and shall continue to provide Finkelstein with the Benefits through the Consulting Period.

         3. Stock Options. All options granted to Finkelstein under the Company's 1994 Stock Option Plan (the "Plan") are hereby amended insofar as such options are now fully vested and immediately exercisable and shall remain exercisable for the duration of the options (i.e. ten years). In addition, upon execution of this Agreement, the Company shall grant to Finkelstein an option under the Plan to purchase 10,000 shares of the Company's common stock, 50% of which shall become exercisable on the third anniversary of the date of grant and 50% of which shall become exercisable on the fourth anniversary of the date of grant. Once exercisable, the option shall remain exercisable for the duration of the option (i.e. 10 years). The remaining terms of the option shall be those set forth in the Plan.

         4. Director Compensation. Upon termination of Finkelstein's employment with the Company and for so long as Finkelstein remains a non-employee director, Finkelstein shall be entitled to the compensation that is paid to the other non-employee directors of the Company in connection with their attendance at meetings of the Board and committees thereof.


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         5. Purchase of Office Furnishings and Equipment. Upon cessation of
Finkelstein's employment, Finkelstein shall be entitled to purchase the computer, electronic equipment and furniture in his office at CAS at the present book value thereof Finkelstein shall be entitled to retain the cellular telephone previously provided to him by the Company.

         6. Non-competition; Non-solicitation. Finkelstein shall continue to be bound by the terms of the non-competition and non-solicitation covenants set out in Section 6 of the Employment Agreement, provided however, that nothing in those covenants shall prohibit Finkelstein and the Company from engaging in such business transaction as the parties may agree. For further clarity, Finkelstein shall be prohibited from transacting only in the following categories of sporting goods: snowboards; snowboard boots, bindings, apparel and accessories; in-line skates; bicycles; ski equipment, and golf clubs.

         7. Non-disparagement. Finkelstein and the Company shall refrain from making any derogatory comment to the press or any individual or entity regarding the other that relates to their activities or relationship prior to the date of this Agreement, which comment would likely cause material damage or harm to the business interests or reputation of Finkelstein or the Company.

         8. General.

                  (a) Applicable Law. This Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the State of Washington, as applied to contracts executed and to be fully performed in such State by citizens of such State. The federal and state courts situated in King County, Washington shall be the exclusive forum for the litigation of any dispute relating to this Agreement. Each party hereto hereby consents to the jurisdiction and venue of such courts and waives any defense of inconvenient forum.

                  (b) Equitable Relief. The parties agree that any breach of any term of this Agreement may cause irreparable harm or result in damages that are difficult to quantify. The parties agree that in addition to any other remedy a party may have under this Agreement or at law, in the event of any breach of this Agreement, the nonbreaching party shall be entitled to injunctive and other equitable relief.

                  (c) Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and understandings, including without limitation the Employment Agreement. No party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein and no payments, promises, representations or inducements for or in relation to the subject matter of this Agreement have been made to or in any way relied upon by the parties in executing this Agreement. This Agreement has been freely and voluntarily entered into by the parties; each party has been represented by counsel of its or his own choosing in negotiation


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of this Agreement or had the opportunity to have such counsel review this
Agreement; and each party has read this Agreement and is fully aware of its contents and its legal effects.

                  (d) Amendments; Waivers. This Agreement may be amended only pursuant to a writing signed by the parties specifically stating that it is an amendment to this Agreement. No waiver of any term or waiver of any breach of this Agreement shall be effective against either party unless the waiver is in writing and signed by the party against whom the waiver is asserted. No such waiver in any one instance shall be deemed to be a further or continuing waiver of any such term or breach in any other instance.

                  (e) Severability; Invalidity. If any provision of this Agreement is held to be invalid, such invalidity shall not render invalid the remainder of this Agreement or the remainder of the provision of which such invalid provision is a part. If any provision of this Agreement is so broad as to be held unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

                  (f) Assignment. The rights and obligations of the parties hereunder are personal to them and may not be assigned, delegated, or otherwise transferred without the prior written consent of the other party, and any attempted assignment or other transfer without such consent shall be null and void and shall constitute a breach of this Agreement. Notwithstanding the foregoing, this Agreement shall inure to the benefit of Finkelstein's heirs and legatees.

                  (g) Notices. Any notice required or permitted to be given under this Agreement shall be personally delivered or given by certified mail, return receipt requested and addressed as follows:

                           If to the Company:

                           Chief Executive Officer or
                           General Counsel
                           Ride, Inc.
                           8160 304th Avenue, S.E.
                           Preston, WA  98050
                           U.S.A.

                           If to Finkelstein:

                           Kenneth J. Finkelstein
                           25 Brandy Court
                           Don Mills, Ontario  M3B 3L3
                           CANADA


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                  (h) Counterparts. This Agreement may be executed in
counterparts and via facsimile transmission. The parties agree that any facsimile copy shall be considered an original and shall be admissible in any proceeding arising under this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                             RIDE, INC., a Washington corporation

                             By: /s/ Roger B. Madison, Jr.
                                 --------------------------------
                                 Roger B. Madison, Jr., Chairman

                             /s/ Kenneth J. Finkelstein
                             ------------------------------------
                             Kenneth J. Finkelstein, an individual


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